CONSULTING AGREEMENT

            AGREEMENT by and between NeuroHabilitation Corporation (the “Company”) having its principal place of business at Suite 400 41 University Drive, Newtown PA 18940 and Kurt Kaczmarek 4308 S. Owen Drive, Madison WI 53711 (the “Consultant”). The Agreement will become effective upon the date of the signing of this Agreement.

            WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company’s business affairs on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the parties agree as follows:

1.	Term: Twelve (12) months from the date hereof, however this Agreement may be cancelled by either party with 30 days written notice.

2.

Nature of Services: The Company hereby engages the Consultant to render the services hereinafter described during the term hereof (it being understood and agreed that the Consultant is free to tender the same or similar services to any other entity selected by it):

Provide scientific counsel, training, investor meeting participation and support, and other services as directed by the Company with regards to the PoNS device:

3.

Responsibilities of the Company: The Company shall provide the Consultant with direction with respect to the particular context of presentation or scientific counseling requirements prior to an assignment. In addition, executive officers and directors of the Company shall make themselves available for personal consultations either with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

4.

Compensation: For scientific advisory consultant work, the Company agrees to pay and/or issue to the Consultant the following: Cash Fee – An hourly fee of $150/hour or $1,000 per day (8 or more hours) The Consultant shall provide the Company with an invoice for the services rendered for the month and a breakdown of out-of-pocket expenses accompanied by original receipts on the 5th business day of the following month.

5.

Expenses: The Company shall reimburse the Consultant for actual out-of pocket expenses incurred by the Consultant in connection with the performance by the Consultant of its duties hereunder. The Consultant shall not incur any expenses without obtaining prior written approval from the Company.

6.

Indemnification: The Parties agree to indemnify and hold harmless each other and their affiliates, and their respective officers, directors, employees, agents and controlling persons (The Parties and each such other persons and entities being an “Indemnified Party” for the purposes of this section) from and against any and all losses, claims, damages, and liabilities to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by the Consultant of the services contemplated by this Agreement, and all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto; provided that the other party shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without the indemnifying party's prior written consent. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the other party shall contribute to the amounts paid or payable by such Indemnified Party in respect of such losses, claims in such proportion as is appropriate to reflect not only the relative benefits received by the Parties, but also the relevant fault of each Party, as well as any other relevant equitable considerations.

7.

Status as Independent Contractor: Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided, except as described in section 4 hereinabove, is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

8.

Confidential Information: The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates. Without the prior written consent or authorization of the Company, the Consultant will not, directly or indirectly, during or after the term of this Agreement, disseminate, disclose, communicate, divulge, reveal or publish any of such information to any person, except to authorized representatives of the Consultant on a need to know basis only, or use such confidential information for its own benefit or any other reason or purpose whatsoever. In this regard, the Consultant agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

For the purposes of this Agreement, “confidential information” is information disclosed to or acquired by the Consultant relating to the business or operations of the Company, its properties, projects or financial affairs including, but not limited to, information developed or gathered by the Consultant which has not been approved by the Company for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written consent or authorization of the Company, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business or operations of the Company or its properties or projects, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed

9.

Complete Agreement: This Agreement contains the entire Agreement between the parties with respect to the contents hereof supersedes all prior agreements and understandings between the parties with the respect to such matters, whether written or oral. Neither this Agreement, nor any term or provisions hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

10.	Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one Agreement.

11.	Survival: Any termination of this Agreement shall not, however, affect the on- going provisions of this Agreement which shall survive such termination in accordance with their terms.

12.

Disclosure: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant, unless required by law or statute or any court, governmental or regulatory agency. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. “Non-public information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non- confidentiality basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

13.

Notice: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

If to the Consultant:

Kurt Kaczmarek
4308 S. Owen Dr, Madison WI 53711

If to the Company:

NeuroHabilitation Corporation
Suite 400 41 University Drive Newtown PA 18940
Attention: Phil Deschamps

14.

Severability: Whenever possible, each provision of Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable provision had never been contained herein.

15.

Termination: this Agreement may be cancelled by either party with 30 days written notice. Upon receipt of written notice by either party, Consultant shall have 60 days to exercise all remaining stock options, upon which time all unexercised stock options shall be cancelled.

16.	Miscellaneous:

(a)

Except as provided in Section 6, neither the Consultant nor its affiliates, or their respective officers, directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided by its pursuant or otherwise relating to or arising out of this Agreement.

(b)

All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and the Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

(c)	This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware.

(d)

Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to activities or remuneration under this Agreement, shall be settled by binding arbitration in British Columbia, Canada if commenced by Company or by Consultant.

(e)

If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

This CONSULTING AGREEMENT agreed and accepted on June 18, 2014 by and between:

NeuroHabilitation Corporation	Kurt Kaczmarek

/s/ Philippe Deschamps	/s/ Kurt Kaczmarek
Philippe Deschamps, President & CEO	Kurt Kaczmarek, Consultant